EXHIBIT 23.3

John Ostler; M.Sc., P. Geo.
Cassiar East Yukon Expediting Ltd.
1015 Clyde Avenue
West Vancouver, B.C., Canada, V7T 1E3
Phone (604) 926-8454
ozz@telus.net

U.S. Securities and Exchange Commission
450, 5th Street, NW
Washington, D.C.
20549

CONSENT

I, John Ostler; M.Sc., P. Geo., am the author of a Report entitled The Tara Property, Omineca Mining Division, British Columbia, Canada, dated  October 14, 2010 and revised March 26, 2011, prepared for Press Ventures, Inc.
This is to confirm that I consent to the filing of the revised Tara Property Report with the US Securities and Exchange Commission, namely an S-1 Form.

I also consent to Press Ventures, Inc. distributing copies of the revised Report to its shareholders or prospective investors, and to the disclosure of the revised Report on their website for electronic viewing.

Dated at West Vancouver, B.C., Canada, this 26th day of May, 2011.

/s/ John Ostler; M. Sc., P. Geo.
Consulting Geologist